EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Post-Effective Amendment No. 1 to the Registration Statement of Lightstone Real Estate Income Trust Inc. on Form S-11 to be filed on or about April 24, 2015 of our report dated January 28, 2015, on our audit of the financial statements as of December 31, 2014 and for the period September 9, 2014 (date of inception) through December 31, 2014. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-11.

/s/ EisnerAmper LLP

Iselin, New Jersey

April 24, 2015